EXHIBIT 4.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACT (COLLECTIVELY, THE "SECURITIES LAWS"). THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS SUCH TRANSACTION (I) IS REGISTERED UNDER THE SECURITIES LAWS OR (II) IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS AND MAKER IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

October 14, 2010
$ 1,000,000

FOR VALUE RECEIVED, the undersigned, NuRx Pharmaceuticals, Inc., a Nevada corporation (the "Maker"), hereby promises to pay to DYVA Management AG, a company organized under the laws of Switzerland (“DYVA”) (the "Holder"), when due, the total principal amount equal to the following: (i) all of the DYVA’s share of the Initial Funding under the terms of Litigation Support Financing Agreement, dated as of October 14, 2010 by and between Maker and Holder (the “Financing Agreement”), (ii) each Additional Funding made by DYVA under the Financing Agreement, (iii) the accrued but unpaid Commitment Fee, (iv) the accrued but unpaid Litigation Management Fee under the Financing Agreement, and (v) the accrued but unpaid Risk Premium under the Financing Agreement (each an “Advance” and collectively, the “Advances”), which total Advances shall not exceed One Million Dollars ($1,000,000) at any one time outstanding.  Capitalized terms used but not defined herein shall have the meaning assigned to such term in or by reference to the Financing Agreement.

1.           Advances. The date, form and amount of each Advance shall be entered by Holder on Schedule I hereto; provided, however, that failure to make such a notation shall not alter the obligations of Maker to Holder hereunder in any way.

2.           Maturity Date. Maker shall repay to Holder the outstanding principal amount of this Note, and all accrued unpaid interest thereon, on the earlier of (i) the closing of an Institutional Placement, or (ii) the later to occur of (A) three years from the date set forth above, (B) the settlement of the Delaware Action and any and all Other Litigation, or (C) the entry of a final judgment of the Delaware Action and any and all Other Litigation.

3.           Interest. Maker shall pay interest on the outstanding principal balance of this Note from the date of each Advance until paid in full at a rate of interest equal to the lesser of twelve percent (12%) per annum or the maximum rate permissible under applicable law, due and payable on the Maturity Date.  Payments on this Note shall be applied first to accrued, unpaid interest and thereafter to reduce the outstanding principal amount in the order in which Advances are made hereunder.

4.            Conversion Rights. Holder shall have the right to convert this Note and accrued and unpaid Interest due under this Note into shares of common stock (the “Common Stock”) of the Maker, as set forth below.

(a) Conversion into Maker’s Common Stock. Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued but unpaid Interest on such portion, at the election of the Holder (the date of such conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of the Maker into which such Common Stock shall hereafter be changed or reclassified, at the conversion price of $0.10 (the “Conversion Price”). Upon delivery to the Maker of a completed Notice of Conversion, a form of which is attached hereto as Exhibit A, the Maker shall issue and deliver to the Holder within five (5) business days from the Conversion Date (such day being the “Delivery Date”) that number of shares for the portion of the Note and related accrued Interest converted in accordance with the foregoing.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and accrued Interest to be converted, by the Conversion Price.

(b) Manner of Conversion. This Note may be converted by Holder by presentment of this Note, accompanied by written notice stating that Holder elects to convert all of the principal amount thereof and all accrued but unpaid Interest and stating the name or names, together with addresses, in which the Conversion Shares are to be issued.  The conversion shall be deemed to have been effected immediately prior to the close of business on the date on which this Note shall have been so surrendered to Maker; and at such time the rights of the Holder to this Note shall cease, and the person in whose name or names any certificate or certificates for Conversion Shares (or other securities) shall be issuable upon such conversion shall be deemed to have become the holder or holders of record thereof.

(c) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time as follows:

(i) Dividends, Splits, Combinations, Reclassifications. In the event Maker shall hereafter (i) pay a stock dividend or make a stock distribution of shares of Common Stock with respect to the Common Stock, (ii) subdivide its outstanding Common Stock into a greater amount of Common Stock, (iii) combine its outstanding Common Stock into a smaller amount of Common Stock, (iv) issue by reclassification of its Common Stock any other security of Maker, or (v) enter into a consolidation or merger or other business combination with or into another corporation in which Maker is not the surviving entity, or a  consolidation or merger or other business combination in which the Maker is the surviving entity but the shares of the Maker’s capital stock outstanding immediately prior to the merger are converted, by virtue of the merger, consolidation or other business combination, into other property, whether in the form of securities, cash or otherwise, the Conversion Price in effect immediately prior to such action shall be adjusted so that Holder shall be entitled to receive the amount of Common Stock or other capital stock of Maker it would have owned immediately following such action had this Note or any remaining portion hereof been converted in full immediately prior thereto. All adjustments made pursuant to this subsection 4(c)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification, merger, consolidation or other business combination. If, as a result of an adjustment made pursuant to this subsection 4(c)(i), Holder shall become entitled to receive the Conversion Shares and other securities of Maker, the board of directors of Maker shall reasonably determine the allocation of the adjusted Conversion Price between or among the Conversion Shares and such other securities.

(d) Sale of Shares of Common Stock Below Conversion Price.

(i) If at any time or from time to time after the date this Note is issued, Maker issues or sells, or is deemed by the express provisions of this Section 4(d) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(c)(i) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(c)(i) above, for an Effective Price (as hereinafter defined) less than the Conversion Price (subject to adjustment for any events described in Section 4(c)(i), then the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price.

(ii) Determination of Consideration. For the purpose of making any adjustment required under this Section 4(d), the consideration received by Maker for any issue or sale of securities shall (A) to the extent it consists of cash, be the amount of cash received by Maker therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by Maker for any underwriting or otherwise in connection thereof, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of Maker for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the board of directors of the Maker to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) Treatment of Convertible Securities. For the purpose of the adjustment required under this Section 4(d), if Maker issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price (subject to adjustment as aforesaid), in each case Maker shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by Maker for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the amounts of consideration, if any, payable to Maker upon the exercise of such rights or options, plus, in the case of Convertible Securities, the amounts of consideration, if any, payable to Maker (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if, in the case of Convertible Securities, the amounts of such consideration cannot be ascertained but are a function of anti-dilution or similar protective clauses, Maker shall be deemed to have received the amounts of consideration without reference to such clauses; and provided further that if the amount of consideration payable to Maker upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such amount of consideration is reduced; and provided further that if the amount of consideration payable to Maker upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased amount of consideration payable to Maker upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by Maker upon such exercise, plus the consideration, if any, actually received by Maker for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by Maker (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of this Note.

(iv) Excluded Issuances. For purposes of this Note, the term “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by Maker or deemed to be issued pursuant to this Section 4(d), whether or not subsequently reacquired or retired by Maker other than (i) shares of Common Stock issued upon conversion of this Note; (ii) the issuance of the Warrant Shares; (iii) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the date this Note is issued; and (iv) options to purchase up to 1,199,440 shares of Common Stock, and the shares of Common Stock issuable upon exercise of such options, issued after the date of this Note under the Maker’s 2007 Stock Compensation Plan.

(v) Effective Price. For purposes of this Note, the term “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by Maker under this Section 4(d), into the aggregate consideration received, or deemed to have been received by Maker for such issue under this Section 4(d), for such Additional Shares of Common Stock.

5.           Payment. Principal of and interest on this Note shall be payable in lawful money of the United States of America. If a payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension.  Maker shall have the right to prepay this Note in whole at any time without the consent of Holder, upon sixty (60) days written notice to Holder accompanied by proof of availability of funds for such prepayment ) (the “Prepayment Notice”), provided, that all accrued, unpaid interest on the amount of the prepayment is also paid with such prepayment; and provided further following delivery of such Prepayment Notice, Holder shall have the right to exercise its rights conversion rights under Section 4 of this Agreement in lieu of such prepayment.

6.           Events of Default; Remedies.

6.1  Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

(a)  Maker shall default in the payment of any part of the principal or Interest under this Note when due;

(b)  Maker shall be dissolved or liquidated, or shall sell all or substantially all of its assets;

(c)  a court having jurisdiction shall enter a decree or order for relief in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

(d)  Maker shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or shall make any general assignment for the benefit of its creditors or shall take any action in furtherance of any of the foregoing

(e)  Maker is in breach of its obligations under the Financing Agreement, the Warrant or this Note which is not cured within five (5) days of its receipt of written notice of such breach.

6.2 Remedies; Notices of Default. Upon the occurrence of any Event of Default, Holder may at any time (unless all defaults theretofore shall have been remedied), declare this Note to be due and payable without presentment, demand, protest or notice, all of which are hereby waived. Holder may then proceed to protect and enforce the rights of Holder by suit in equity, action at law or other appropriate proceeding. No course of dealing and no delay on the part of Holder in exercising any right shall operate as a waiver thereof or otherwise prejudice Holder's rights. No remedy conferred hereby on Holder shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

7.           Miscellaneous.

7.1  Replacement. On receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, on delivery of an indemnity agreement or bond reasonably satisfactory to Maker, or in the case of mutilation, on surrender and cancellation of this Note, Maker shall execute and deliver, in lieu of this Note, a new Note of like denomination, tenor and date as this Note.

7.2  Successors and Assigns.  This Note may not be assigned, transferred or hypothecated by either party without the prior written consent of the other party, which consent may be withheld in its sole and absolute discretion. Subject to the foregoing, the rights and obligations of Maker and Holder pursuant to this Note shall be binding upon and inure to the benefit of the parties’ respective successors, permitted assigns, heirs, administrators and permitted transferees.

7.3  Amendment; Waiver. This Note and any of its terms may be modified, amended, waived or terminated only by a written instrument signed by the party against whom enforcement of such modification, amendment, waiver or termination is sought.

7.4  Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

7.5 Severability. If any provision of this Note or the application thereof to any person, place or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Note and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

7.6  Interpretation. The section and other headings used in this Note are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Note. Except where otherwise indicated, all references to sections refer to sections of this Note.

7.7  Legal Fees and Costs; Reimbursement. In the event that any party to this Note shall commence any suit or action to interpret or enforce this Note, the prevailing party in such action shall recover such party's costs and expenses incurred in connection therewith, including attorneys' fees and cost of appeal, if any.

7.8  Entire Agreement. The parties intend that the terms of this Note shall be the final expression of their agreement with respect to its subject matter and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Note shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceedings involving this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officers effective as of October 14, 2010.

MAKER:

NURX PHARMACEUTICALS,
INC.

		By:	/s/ Harin Padma-Nathan
		Name:	Harin Padma-Nathan
		Title:	CEO

Attest:
/s/ Steven Gershick
Name:	Steven Gershick
Title:	CFO

Schedule I

To

Promissory Note dated October 14, 2010

Date of Advance	Form of Advance	Amount	Holder’s Initials
6/30/10	Initial Litigation Management Fee	$25,000.00	/s/ EK
6/30/10	Monthly Litigation Management Fee	$4,000.00	/s/ EK
7/30/10	Monthly Litigation Management Fee	$4,000.00	/s/ EK
8/11/10	Initial Funding	$37,500.00	/s/ EK
8/11/10	Risk Premium - Initial Funding	$9,375.00	/s/ EK
8/11/10	Commitment Fee	$25,000.00	/s/ EK
8/30/10	Monthly Litigation Management Fee	$4,000.00	/s/ EK
9/23/10	Additional Funding	$50,000.00	/s/ EK
9/23/10	Risk Premium - Additional Funding	$25,000.00	/s/ EK
9/30/10	Monthly Litigation Management Fee	$4,000.00	/s/ EK